Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 27, 2004, except for the fourth paragraph of Note 2, as to which the date is June 14, 2004, Note 13, as to which the date is August 31, 2004 and the third paragraph of Note 1, as to which the date is October 14, 2004, in Amendment No. 7 to the Registration Statement (Form S-1 No. 333-113521) and related Prospectus of CoTherix, Inc. for the registration of shares of its common stock.

/S/    ERNST & YOUNG LLP

Palo Alto, California

October 14, 2004